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                                                                  Exhibit (a)(8)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated December 24, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Shamrock Acquisition, Inc. by Donaldson, Lufkin & Jenrette Securities Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                            Hi-Lo Automotive, Inc.

                                      at

                              $4.35 Net Per Share

                                      by

                           Shamrock Acquisition, Inc.

                         a wholly owned subsidiary of

                           O'Reilly Automotive, Inc.

  Shamrock Acquisition, Inc., a Delaware corporation (the "Purchaser") which is a wholly owned subsidiary of O'Reilly Automotive Inc., a Missouri corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Hi-Lo Automotive, Inc., a Delaware corporation (the "Company"), at a price of $4.35 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JANUARY 26, 1998, UNLESS THE OFFER IS EXTENDED.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 23, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, following consummation of the Offer and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares held by the Company, Parent, the Purchaser, or any other wholly owned subsidiary of Parent, and Shares held by stockholders who perfect dissenters' rights under Delaware law) will be converted into the right to receive $4.35 in each case, without interest thereon, or any higher price paid in the Offer.

  The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders and recommends that stockholders of the Company accept the Offer and tender their Shares.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES, TOGETHER WITH SHARES BENEFICIALLY OWNED BY PARENT AND PURCHASER, ON A FULLY DILUTED BASIS.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate or timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer, or any delay in making such payment.

  Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 21, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase at any time prior to the Expiration Date.
All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. The Merger Agreement provides that if the conditions to the Offer remaining unsatisfied prior to the Expiration Date, then if requested by the Company the Purchaser will extend the Offer from time to time until March 23, 1998. In addition, the Purchaser has the right to extend the Offer for up to 10 business days if less than 90% of the Shares have been tendered as of the Expiration Date. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Stockholder to withdraw such Shares.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has supplied to the Purchaser the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant material will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The Offer to purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

  Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, as set forth below and copies will be furnished at the Purchaser's expense. No fees or commissions will be paid by Parent or the Purchaser to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the offer.

                    The Information Agent for the Offer is:

                                   Innisfree
                                        M&A Incorporated

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                           (212) 750-5833 (Collect)
                                      or
                        Call Toll-Free: (888) 750-5834

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                                277 Park Avenue
                           New York, New York 10172
                         (212) 892-3663 (Call Collect)

December 24, 1997